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                                    KELLWOOD


                             N E W S   R E L E A S E



                  KELLWOOD COMPANY (NYSE:KWD) TO PRESENT AT THE
                SG COWEN CONSUMER CONFERENCE ON JANUARY 13, 2004

ST. LOUIS, MO January 13, 2004 - Kellwood announced today that Robert C. Skinner, Jr., Kellwood president and chief operating officer, and W. Lee Capps, III, Kellwood executive vice president finance and chief financial officer, will deliver a presentation on behalf of the Company at the SG Cowen Consumer Conference today at 1:30 p.m. ET at the Westin Time Square in New York.

The presentation will be broadcast live on the internet and can be accessed at www.kellwood.com on the home page. An archive of the webcast will be available at this website, as well as a copy of the powerpoint presentation.

Kellwood (NYSE:KWD), a $2.4 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Briggs New York(R), Northern Isles(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Run Athletics(TM), Def Jam University(TM), Calvin Klein(R), XOXO(R), IZOD(R), Dockers(R), Gerber(R), Slates(R) Liz Claiborne(R) and Bill Burns(R) are produced under licensing agreements. For more information, visit www.kellwood.com.

MEDIA CONTACT: Corina Taylor, Director Corporate Communications, Kellwood Company, 314.576.3391 or corina.taylor@kellwood.com.

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